Exhibit 99.2
March __, 2009

Dear ___________:

I am the Chairman of the Board of Mueller Industries, Inc. (MLI), and am writing to you because our records show that your company owns ________ shares of our common stock.

Our Annual Shareholders’ Meeting will be held on May 7, 2009.  One of the agenda items is a resolution, proposed by a stockholder, which would require that our Board of Directors consider candidates from certain specified groups in the selection process of nominees for our Board.  Mueller is opposed to the stockholder resolution for the reasons set forth in our proxy statement at pages 52-53, a copy of which is included herein.  The stockholder resolution can be found on pages 50-52.

Mueller seats the most qualified directors it can find based on integrity, experience, competence, special skills and knowledge and a commitment to the interests of our Company.  We do not exclude any potential candidate.  Mueller has no prejudice against anyone.  Our only prejudice is the pursuit of excellence.

Our Board believes the proposed resolution would detract from the Board’s efforts to identify the most qualified director candidates.  We believe the resolution is neither necessary nor wise because Mueller is already committed to nominating the best director candidates regardless of gender, color of skin, ethnic origin, etc.  Attracting and selecting the best people has been Mueller’s key to success and we must not compromise this principle.

We respectfully request that you protect your investment in Mueller by voting against the proposed resolution.

I, or our General Counsel, Gary Wilkerson, will call you in the near future to discuss this important issue.

Sincerely,

Harvey L. Karp, Chairman